                                                               Exhibit (a)(1)(i)

                          INFONET SERVICES CORPORATION

           AMENDMENT TO OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
            HAVING AN EXERCISE PRICE OF $13.00 OR HIGHER TO PURCHASE
                         CLASS B COMMON STOCK UNDER THE
    INFONET SERVICES CORPORATION 1999 STOCK OPTION PLAN AND INFONET SERVICES
                      CORPORATION 2000 OMNIBUS STOCK PLAN


     Item 11 of the Offer to Exchange is hereby amended to read in its entirety as follows:

     Item 11.   Legal Matters; Regulatory Approvals

     On December 5, 2001, a complaint was filed against us and our Chief Executive Officer, Jose A. Collazo, in the United States District Court, Central District of California. The complaint, captioned Paul Belenardo and Michael
                                                 --------------------------
Amron, individually and on behalf of all others similarly situated v. Infonet
-----------------------------------------------------------------------------
Services Corp. and Jose A. Collazo, Case No. 01-10456 NM (CWx), alleges that the
----------------------------------
lawsuit is a securities class action on behalf of public investors who purchased our securities during the period from December 16, 1999 through July 31, 2001. The complaint further alleges that we failed to disclose material business problems with our AUCS channel and that we disseminated false and misleading statements regarding the demand for and market acceptance of our products, the strength of our technologies and our competitiveness and trends in our business. The plaintiffs assert counts against us and Mr. Collazo for violations of
Section 11 of the Securities Act of 1933, violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs also assert a count against Mr. Collazo for violation of Section 20(a) of the Securities Exchange Act of 1934. The plaintiffs have requested a judgment determining that the lawsuit is a proper class action, awarding compensatory damages and/or rescission, awarding costs of the lawsuit and awarding such other relief as the court may deem just and proper. Following the filing of the Belenardo complaint, a series of related class action lawsuits
              ---------
were also filed in the United States District Court, Central District of California against us and certain of our officers and directors, in each case on behalf of the same proposed class. These complaints also allege violations of
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and violations of Section 20(a) of the Securities Exchange Act of 1934. Some of these complaints also allege violations of Section 11 of the Securities Act of 1933. As of January 25, 2002, we have received or learned of the following additional complaints:

        .  Sanjay Israni v. Infonet Services Corporation, et al,. No. 02cv741
           ----------------------------------------------------
           (Filed 1/25/2002)

        .  Don Kellin v. Infonet Services Corporation, et al, No. 02cv676 (Filed
           -------------------------------------------------
           1/24/2002)

        .  Howard Larsen v. Infonet Services Corporation, et al, No. 02cv631
           ----------------------------------------------------
           (Filed 01/23/2002)

        .  Francis McGovern v. Infonet Services Corporation, et al, No. 02cv532
           -------------------------------------------------------
           (Filed 01/17/2002)

        .  Thomas Howard v. Infonet Services Corporation, et al, No. 02cv507
           ----------------------------------------------------
           (Filed 01/17/2002)

        .  Deutsche Family v. Infonet Services Corporation, et al, No. 02cv470
           ------------------------------------------------------
           (Filed 01/16/2002)

        .  Leonard Greenberg v. Infonet Services Corporation, et al, No. 02cv374
           --------------------------------------------------------
           (Filed 1/15/2002)

        .  Don Kellin v. Infonet Services Corporation, et al, No. 02cv346 (Filed
           -------------------------------------------------
           01/14/2002)

     Additional related lawsuits may be filed in the future by separate plaintiffs on behalf of the same proposed class, and we expect that all related lawsuits will eventually be consolidated into a single complaint. We are unable at this time, however, to predict the outcome of this litigation. As of this date, we do not believe that this, or any other litigation to which we are a party, could reasonably be expected to have a material adverse effect on our business. We have not been involved in any litigation that has had a material adverse effect on our business in the past three years. From time to time, we may be involved in other litigation that arises in the normal course of our business operations.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein.

Should any such approval or other action be required, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

     If we are prohibited by applicable laws or regulations from granting new options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date that we cancel the eligible options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not receive any other consideration for the options you elected to exchange.